EXHIBIT 4.(b)2

Addendum to the Contract of Unprotected Tenancy of 19 March 1998

Made and executed this 25th day of December 2008

Between

Engel Resources and Development Ltd. company no. 520032178 of 85 Medinat Hayekim Street, Herzlia Pituach (hereinafter: “the Landlord”)

of the one part

And

Lumenis Ltd. (formerly ISC Medical Systems Ltd.) company no. 520042557 of the Yokneam Industrial Park P.O.B. 240, Yokneam (hereinafter: “the Tenant”)

of the other part

WHEREAS	A contract of tenancy was signed on 19 March 1998 between the Tenant and Skan Group Yokneam Ltd. (hereinafter: “Skan Group”) in connection with an office and hi-tech building in the Yokniam Industrial Zone (hereinafter: “the Premises”) hereinafter “the Tenancy Contract”); and

WHEREAS	Skan Group sold its rights in the Premises to Engel Resources and Development Ltd., on 29 November, 1999 (hereinafter: “Engel Resources” and/or “the Landlord”); and

WHEREAS	On the sale, Skan Group as signed to Engel Resources all its rights under the Tenancy Contract; and

WHEREAS	The Tenancy Contract will expire on 29 January, 2009; and

WHEREAS	The Tenant has requested the Landlord to extend the term of tenancy for a further term, and the Landlord has granted its consent thereto, in the manner and on the terms set out below in this Addendum:

It is therefore agreed between the parties as follows:

1.	The preamble to this Addendum constitutes an integral part thereof.

2.	The term of the lease will be for a further term of 24 months commencing on 29 January, 2009 and expiring on 28 January, 2011 (hereinafter: “the Further Tenancy Term”).

3.	It is hereby agreed that as from 29 September, 2009, the Tenant may notify the Landlord of its wish to terminate the Further Tenancy Term on condition that it gives 120 days prior notice thereof, and the Landlord will have no claim or demand in this connection against the Tenant.

4.	For the avoidance of doubt it is hereby clarified that the Further Tenancy Term will not be less than 12 months.

5.	The monthly rent in the first year of the Further Tenancy Term will be NIS 100,000 (one hundred thousand Shekels) plus VAT. This sum will be linked to the Consumer Price Index (CPI base November 2008, that was published in December 2008).

6.	The rent in the second year of the Further Tenancy Term will be the sum of NIS 110,000 (one hundred and ten thousand Shekels) plus VAT per month, linked to the CPI mentioned above.

7.	The Tenant will, at the Landlord’s request, sign an assignment of the Landlord’s rights under this Addendum to the Agreement, in favour of a bank representing the Landlord.

8.	The provisions of the Tenancy Contract and the Addendum thereto, save as otherwise expressly varied by this Addendum, will continue to be in full force and effect and bind the parties in all respects, mutuatis mutandis, during the Further Tenancy term also.

9.	Save where the context otherwise requires, words and expressions used herein shall bear the definitions ascribed thereto in the Tenancy Contract.

In witness whereof the parties have set their hands:

(signed) ———————————————— Engel Resources and Development Ltd The Landlord	/s/ Dov Ofer —————————————— CEO The Tenant	/s/ Aviram Steinhart —————————————— CFO

“B”	4/January/2009

ISC Medical Systems Ltd. (Lumenis)

Dear Sir/Madam,

Re:	Pledge and assignment by way of charge of our rights against you under agreements between us dated 19 March 1998 and the Addendum to the Contract dated 25 December, 2008 in connection with the tenancy of premises on the land known as Parcels 12 and 13 in Block 11495 in Yokneam (hereinafter: “the Project”) (hereinafter: “the Agreement”)

WHEREAS	To secure the repayment of all the sums that are and/or shall become due from us to Bank Leumi le Israel BM (hereinafter: “the Bank”) by loans, credits and/or other banking services that we have and/or intend receiving from the Bank, without limitation in the aggregate amount thereof, we have pledged and assigned to the Bank by way of charge all our rights against you under the Agreement, including the securities and collateral that have been and/or will be given to us to secure those rights;

We therefore irrevocably instruct you as follows:-

1.	You will make yourselves available to the Bank, to the extent you will be required to do so, for the purpose of performing your obligations under the Agreement, in accordance with the terms of the Agreement.

2.	If any monies will be due to us from you under or in connection with the Agreement, including in respect of the breach thereof – you are irrevocably instructed to transfer the same by means of account No. 110-7697700/41 in the Haifa Principal Branch (876) of the Bank, at 21 Jaffa Road, Haifa.

3.	Deleted.

4.	The Bank may demand from you performance of the obligations under the Agreement and in those cases under Agreement, where we will have the right to demand from you compensation and/or other relief, including forfeiture of guarantees that were granted to us and/or to Bank Leumi le-Israel BM to secure your obligations.

5.	These instructions are irrevocable and may not be revoked or varied without the consent of the Bank in writing.

6.	Please acknowledge to the Bank your agreement to the above and that you will act in accordance with such instructions.

Yours faithfully, (signed) —————————————————————— Engel Resources (authorised signatories plus stamp)

Bank Leumi le Israel BM

Dear Sir/Madam,

We hereby agree to the pledge and assignment of the contractual rights under the Agreement in favour of Bank Leumi le-Israel BM.

We have taken note of the above irrevocable instructions and hereby undertake to act in accordance therewith.

We agree that the Bank will have all the rights that Engel Resources and Development Ltd., has against us under the Agreement, including the right to demand from us compensation and/or other relief, including the forfeiture of guarantees that have been given to secure our above undertakings.

In the event of your turning to us for the purpose of performing the works to which the Agreement relates, we will continue to perform such works in accordance with the terms of the Agreement.

We have taken note that the above charge of the Agreement and our consent shall not obligate us by any undertaking towards you, with respect either to the continuation of our employment in performing the works or with respect to making any payments that are or will become due to us under the Agreement.

We further hereby waive fully and absolutely, all rights of setoff and lien that we may have under the Agreement and/or at law.

Yours faithfully, ———————————————— ISC (Authorized signatories and stamp)	Date ________________